FOR IMMEDIATE RELEASE March 1, 2016	Contact:	Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Hirzel Steps Off Hawaiian Holdings, Inc. Board of Directors

HONOLULU – Hawaiian Holdings, Inc., the parent company of Hawaiian Airlines, today announced the resignation of Zac Hirzel from the company’s Board of Directors. Hirzel, who has helped guide the company’s unprecedented growth since joining the board in February 2014, will step off the board immediately.

“Zac is a valued colleague and a staunch believer in Hawaiian Airlines’ singular brand and potential for continued growth,” said Larry Hershfield, chairman of the board of Hawaiian Holdings, Inc. “We have appreciated his insights and are grateful for his service to the board.”

“It has been my privilege to be a board member and shareholder at Hawaiian during the past few years,” said Hirzel. “I want to thank both Larry and Mark Dunkerley for their strong leadership and to everyone at Hawaiian for their dedication to the company.”

Hirzel is the president and founder of Hirzel Capital Management, an investment firm headquartered in Dallas.

Current board members who are to be proposed for re-election in May are: Lawrence S. Hershfield, chairman; Mark B. Dunkerley, president and CEO; Randall L. Jenson; Crystal K. Rose; and Richard N. Zwern. The Hawaiian Holdings, Inc. Board of Directors also includes union representatives Duane E. Woerth (Air Line Pilots Association), William S. Swelbar (Association of Flight Attendants) and, effective in May, Joseph Guerrieri, Jr. (International Association of Machinists).

About Hawaiian Airlines
Hawaiian® has led all U.S. carriers in on-time performance for each of the past 12 years (2004-2015) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 87th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. Mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page (Hawaiian Airlines).

For media inquiries, please visit Hawaiian Airlines’ online newsroom.

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